Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Sotera Health Company 2020 Omnibus Incentive Plan of our report dated September 2, 2020 (except as to Note 21, as to which the date is November 18, 2020), with respect to the consolidated financial statements and schedules of Sotera Health Company (formerly known as Sotera Health Topco, Inc.) for the years ended December 31, 2019 and 2018, included in its Registration Statement (Amendment No. 4 to Form S-1 No. 333-249648) and related Prospectus, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Akron, Ohio

November 20, 2020